EXHIBIT 2.1
                                                                     -----------

                            STOCK PURCHASE AGREEMENT


THIS AGREEMENT ("AGREEMENT") is made and entered into as of the 31st day of October 2006, by and among OPTIMUM INTERACTIVE (USA) LTD., a Delaware corporation ("OTMI"); AURORA CAPITAL GROUP, LTD. ("AURORA") and BERLIN CAPITAL INVESTMENTS, INC. ("BERLIN"); and HIGHLAND PARTNERS LLC, a New York limited liability company ("HIGHLAND"). Aurora and Berlin are individually sometimes referred to herein as a "PRINCIPAL STOCKHOLDER" and collectively as the "PRINCIPAL STOCKHOLDERS." OTMI, the Principal Stockholders and Highland are hereinafter collectively referred to as the "PARTIES."

                                  INTRODUCTION

A. OTMI is a corporation whose shares of common stock, $0.001 par value per share (the "OTMI COMMON STOCK") are traded on the National Association of Securities Dealers OTC Bulletin Board ("OTC BB") under the symbol "OTMI.OB".

B. As at June 30, 2006 and at the date hereof (i) OTMI is authorized to issue 50,000,000 shares of OTMI Common Stock, (ii) an aggregate of 9,301,000 shares of OTMI Common Stock are issued and outstanding, and (iii) the Principal
Stockholders are the record and beneficial owners of 8,110,000 shares of OTMI Common Stock.

C. Highland wishes to purchase from the Principal Stockholders all of their shares of OTMI Common Stock, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be bound hereby, it is agreed as follows:

1.    PURCHASE OF SUBJECT SHARES.

      (a) On the Closing Date, the Principal Stockholders agree to sell, and Highland agrees to purchase from the Principal Stockholders an aggregate of 7,905,850 shares of OTMI Common Stock owned of record and beneficially by the Principal Stockholders (collectively, the "SUBJECT SHARES"). An aggregate of 2,635,284 Subject Shares shall be purchased from Berlin and an aggregate of 5,270,566 Subject Shares shall be purchased from Aurora.

      (b) Highland shall have the right (but not the obligation) to assign, on or before the Closing Date, the right to purchase all or any portion of the Subject Shares to any one or more person, firm or corporation. Highland, its affiliates or any of such assignees acquiring the Subject Shares are hereinafter sometimes collectively referred to as the "PURCHASERS."

      (c) The purchase price for all of the 7,905,850 Subject Shares (the "PURCHASE PRICE") shall be $0.0664065 per share or an aggregate of Five Hundred and Twenty Five Thousand Dollars ($525,000.00). Such Purchase Price shall be payable in cash on the Closing Date in immediately available funds to bank accounts designated by each of Aurora and Berlin, as follows: Aurora - $350,000 and Berlin - $175,000. If no such accounts are designated, Highland shall deliver bank cashiers' or certified checks to each of Aurora and Berlin in the amounts set forth herein.

      (d) Simultaneous with the execution of this Agreement, Highland shall have caused to be deposited in the attorneys' escrow account of Hodgson Russ LLP, the sum of Fifty Thousand Dollars ($50,000), as a deposit against the Purchase Price (the "DEPOSIT"). In addition, on a date that shall be not later than November 22, 2006 (the "PURCHASE PRICE DELIVERY DATE"), Highland shall have caused to be


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deposited  in the  attorneys'  escrow  account of Hodgson  Russ LLP (the "ESCROW
AGENT"), the sum of Four Hundred Seventy Five Thousand Dollars ($475,000), representing the balance of the Purchase Price. Such funds evidencing the full Purchase Price for the Subject Shares shall be held in escrow by such Escrow Agent in accordance with the terms of the escrow agreement among OTMI, the Principal Stockholders, Highland and the Escrow Agent in the form annexed hereto as EXHIBIT A and made a part hereof (the "ESCROW AGREEMENT").

      (e) As provided in the Escrow Agreement, except only for (i) a breach by OTMI or the Principal Stockholders of any of their respective representations and warranties set forth herein, or (ii) the failure of OTMI or the Principal Stockholders to comply with their respective covenants and agreement contained herein:

            (A) if the $475,000 balance of the Purchase Price is not deposited in escrow with the Escrow Agent by 5:00 P.M. New York time on the November 22, 2006 Purchase Price Delivery Date, the Deposit shall be delivered to the Principal Stockholders as liquidated damages, and this Agreement shall terminate and be without further force or effect; and

            (B) on or before 5:00 P.M. (New York time) on December 22, 2006 (the "OUTSIDE CLOSING DATE"), the entire amount of the escrowed funds shall be delivered by the Escrow Agent to the Principal Stockholders, irrespective of whether or not "DIAMOND" and the "DIAMOND PRINCIPAL SHAREHOLDERS" shall have executed the "EXCHANGE AGREEMENT" or the transactions contemplated by the Exchange Agreement shall have been consummated at the "DIAMOND EXCHANGE CLOSING" as those terms are defined in Section 6(c) below.

2. CAPITALIZATION OF AFFILIATED TRANSACTIONS. On the Closing Date all loans, advances, indebtedness and other obligations owed by OTMI to the Principal Stockholders or any affiliate of the Principal Stockholders (collectively, "AFFIILATED TRANSACTIONS") shall be capitalized and deemed part of the Subject Shares. As at the Closing Date, OTMI shall not be indebted to the Principal Stockholders or any other affiliate of the Principal Stockholders for any loans, advances, services or other obligations; all of which, if any, shall be deemed to have been cancelled and part of the cost basis for the Subject Shares.

3.    CLOSING DATE.

      (a) The Parties shall use their best efforts to consummate the sale and purchase of the Subject Shares contemplated hereby (the "CLOSING") on or about November 22, 2006 or as soon thereafter as is practicable (the "CLOSING DATE"); PROVIDED, that Highland shall have the right to extend the Closing and the Closing Date for up to 30 days, but not later than the December 22, 2006 Outside Closing Date.

      (b) The Parties hereto do hereby acknowledge that TIME IS OF THE ESSENCE and that in the event that the Purchasers shall not consummate the purchase of the Subject Shares by the close of business (5:00 pm Eastern Standard Time) on the December 22, 2006 Outside Closing Date, any Party may terminate this Agreement; in which event the escrowed funds shall be paid in accordance with the provisions of the Escrow Agreement.

4. REPRESENTATIONS AND WARRANTIES OF OTMI AND THE PRINCIPAL STOCKHOLDERS. OTMI and the Principal Stockholders do hereby represent and warrant to Highland, as follows:

      (a) ORGANIZATION AND GOOD STANDING. OTMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OTMI has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.


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      (b)   CORPORATE AUTHORITY. Each of OTMI and the Principal Stockholders has
the power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OTMI and by the Principal Stockholders, as required by Delaware law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which OTMI or the Principal Stockholders is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to OTMI or the Principal Stockholders or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of OTMI or any of the Principal Stockholders.

      (c) OTMI CAPITALIZATION. As of the date of this Agreement, OTMI is authorized to issue 50,000,000 shares of OTMI Common Stock, $0.001 par value per share, of which (i) 9,301,000 shares of OTMI Common are issued and outstanding,
(iii) no convertible securities, options or warrants of OTMI are outstanding, and (iv) no shares of OTMI Common Stock are reserved for issuance pursuant to any such convertible securities, options or warrants. As at the date of this Agreement, the Principal Stockholders own in the aggregate 8,110,000 of the 9,301,000 outstanding shares of OTMI Common There are approximately 60 shareholders of record of OTMI.

      (d)   OTMI 2005 BALANCE SHEET; ASSETS AND LIABILITIES.

            (i) The Form 10KSB/A of OTMI for the fiscal year ended December 31, 2005 includes the audited balance sheet, statement of operations and statement of cash flows of OTMI as at December 31, 2005 and for the fiscal year then ended (the "OTMI 2005 AUDITED FINANCIAL STATEMENTS"). The Form 10QSB/A of OTMI for the two quarters ended June 30, 2006, includes the unaudited balance sheet, statement of operations and statement of cash flows of OTMI as at June 30, 2006 and for the six months then ended (the "OTMI 2006 FINANCIAL STATEMENTS"). Except as set forth on the OTMI Balance Sheet as at June 30, 2006 or otherwise disclosed on SCHEDULE 5(D) to this Agreement, as at June 30, 2006 and for all periods subsequent thereto, OTMI has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of OTMI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

            (ii) OTMI currently has no operating assets or liabilities and does not conduct any trade or business activities whatsoever.

      (e)   NO MATERIAL ADVERSE CHANGES. Since June 30, 2006:

            (i) except for indebtedness of approximately $18,000 that will be outstanding as at the Closing Date, there has not been any liabilities or other indebtedness incurred by OTMI;

            (ii) there has not been any material adverse changes in the financial position of OTMI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of OTMI, and will be consistent with the representations made by OTMI hereunder.

            (iii) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of OTMI whether or not covered by insurance;

            (iv) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of OTMI capital stock;


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            (v)   there  has not been any  sale of an asset  (other  than in the ordinary course of business) or any mortgage pledge by OTMI of any properties or assets; or

            (vi) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

            (vii) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

            (ix) there has not been any increase in the annual level of compensation of any executive employee of OTMI;

            (x) except in the ordinary course of business, OTMI has not entered into or modified any contract, agreement or transaction; and

            (xi) OTMI has not issued any equity securities or rights to acquire equity securities.

      (f) TAXES. OTMI has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

      (g) COMPLIANCE WITH LAWS. OTMI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of OTMI or the trading market for the OTMI Shares and specifically, and OTMI has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

      (h) ACTIONS AND PROCEEDINGS. OTMI is not a party to any pending litigation or, to its knowledge, any governmental proceedings are threatened against OTMI.

      (i) PERIODIC REPORTS. OTMI is current in the filing of all forms or reports with the Securities and Exchange Commission ("SEC"), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such reports and statements filed by OTMI with the SEC (collectively, "SEC REPORTS") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

      (j) DISCLOSURE. OTMI has (and at the Closing it will have) disclosed in writing to Highland all events, conditions and facts materially affecting the business, financial conditions or results of operation of OTMI all of which have been set forth herein. OTMI has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which it has knowledge of or has reasonable grounds to know may exist.

      (k) ACCESS TO RECORDS. The corporate financial records, minute books, and other documents and records of OTMI have been or will be made available to HIGHLAND prior to the Closing hereof.

      (l) NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

            (i) violate any provision of the Certificate of Incorporation or By-Laws of OTMI;


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            (ii)  violate,  conflict  with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which OTMI is a party or by or to which it or any of its assets or properties may be bound or subject;

            (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, OTMI or upon the securities, properties or business to OTMI; or

            (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

      (m) BROKERS OR FINDERS. No broker's or finder's fee will be payable by OTMI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of OTMI. Any such brokers or finders fees, if any, shall be paid solely by the Principal Stockholders.

      (n) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. OTMI and the Principal Stockholders each have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its or their respective obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of OTMI and the Principal Stockholders enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by OTMI and the Principal Stockholders of this Agreement, in accordance with its respective terms and conditions will not:

            (i) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

            (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to OTMI or the Principal Stockholders, or any instrument, contract or other agreement to which OTMI or the Principal Stockholders is a party or by or to which any of such Parties is bound or subject; or

            (iii) result in the creation of any lien or other encumbrance on the assets or properties of OTMI.

      (o) FULL DISCLOSURE. No representation or warranty by OTMI or the Principal Stockholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by OTMI or the Principal Stockholders pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of OTMI.


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5.    REPRESENTATIONS AND WARRANTIES OF HIGHLAND. Highland does hereby represent and warrant to the Principal Stockholders and OTMI, as follows:

      (a) ORGANIZATION AND GOOD STANDING. Highland is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Highland has the power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

      (b) AUTHORITY. Highland has the power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the members and managers of Highland as required by New York law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Highland is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Highland or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Organization or Operating Agreement of Highland.

      (c) THE SUBJECT SHARES. Highland understands that the Subject Shares to be purchased by Highland from OTMI under this Agreement will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) OTMI receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for OTMI, that an exemption from the registration requirements of the Securities Act is available.

      The certificates representing the Subject Shares shall contain a legend substantially as follows:

      "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR OTMI INSTRUMENTS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR OTMI INSTRUMENTS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

      (d)   ACCREDITED   INVESTORS.   Highland  and  each  of  its  members  are
accredited investors within the meaning of Regulation D as promulgated under the Securities Act of 1933, as amended.

6.    ADDITIONAL TRANSACTIONS AND AGREEMENTS OF THE PARTIES.

      (a)   AMENDMENT  TO OTMI  CHARTER.  On or  before  the  Closing  Date  and provided that all of Highland's obligations under this Agreement have been complied with, the Board of Directors of OTMI and the Principal Stockholders shall have filed with the SEC a Form 14C Information Statement and shall have amended the certificate of incorporation of OTMI to (i) increase to 250,000,000 shares of OTMI Common Stock the authorized number of shares of OTMI Common Stock, (ii) authorize for issuance up to 25,000,000 shares of preferred stock, containing such rights, privileges and preferences as the board of directors may, from time to time determine, and (iii) change the corporate name of OTMI to APPAREL TECHNOLOGIES, INC. or such other name as shall be acceptable to the "Diamond Principal Shareholders, as hereinafter defined (the "CHARTER AMENDMENT") In such connection, each of the Principal Stockholders hereby covenants and agrees to vote all of their shares of OTMI Common Stock IN FAVOR of the foregoing Charter Amendment, as well as the transactions contemplated by this Agreement and the Diamond Decision Exchange Agreement referred to herein. It is understood and agreed that any and all expenses with respect to any filings,


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documentation  and related  matters  with respect to the above shall be the sole responsibility of Highland, and neither OTMI nor the Principal Stockholders shall be responsible for any such expenses or fees associated with such filings; PROVIDED, HOWEVER, that OTMI and the Principal Stockholders shall fully cooperate and execute all required documents as indicated.

      (b)   OTMI STOCK OWNERSHIP.  On the Closing Date, and immediately prior to
giving  effect  to  the  acquisition  of  Diamond   Decisions,   as  hereinafter
contemplated, the outstanding OTMI Common Stock shall be owned as follows:

            The Purchasers                7,905,850 shares of OTMI Common Stock
            The Principal Stockholders
            and Other Holders of OTMI
            Common Stock, including
            the Public                    1,395,150 shares of OTMI Common Stock.

      (c) THE EXCHANGE AGREEMENT. Simultaneous with the executed and delivery of this Agreement, OTMI shall have executed (and delivered in escrow to each of the Escrow Agent and counsel to OTMI) a stock exchange agreement with DIAMOND DECISIONS, INC., a Nevada corporation ("DIAMOND") and CAROLYN M. JONES
("JONES"), HEATHER FABBRI ("FABBRI") and YVETTE CAMPBELL ("CAMPBELL") (collectively, the "DIAMOND PRINCIPAL SHAREHOLDERS"), in substantially the form of EXHIBIT B annexed hereto and made a part hereof (the "EXCHANGE AGREEMENT"). Pursuant to the terms of the Exchange Agreement and provided that all of Highland's obligations under this Agreement have been complied with, the date of closing of the transactions contemplated thereby (the "DIAMOND EXCHANGE CLOSING") will occur AFTER the Closing Date of the sale and purchase of the Subject Shares contemplated hereby, but not later than June 30, 2007, unless extended by mutual agreement of the parties to the Exchange Agreement.

There shall be no conditions precedent to the obligations of the Diamond Principal Shareholders or OTMI to consummate the Diamond Exchange Closing, other than delivery of the restated audit of financial statements of Diamond for the three fiscal years ended December 31, 2006, as audited in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended.

Pursuant  to the  terms of such  Exchange  Agreement,  at the  Diamond  Exchange
Closing:

            (i) the Diamond Principal Shareholders shall exchange 100% of the capital stock of Diamond for 27,810,000 shares of OTMI Common Stock;

            (ii) all holders of a maximum of $5,816,667 of 4% convertible bridge notes of Diamond due March 31, 2008 (the "DIAMOND CONVERTIBLE NOTES") and a maximum of 5,816,667 shares of Diamond common stock, shall exchange such Diamond Bridge Notes and Diamond common stock for a like principal amount of identical 4% convertible notes of OTMI due March 31, 2008 and convertible into OTMI Common Stock at a conversion price of $0.50 per share (the "OTMI CONVERTIBLE NOTES"), and a maximum of 5,816,667 shares of OTMI Common Stock; and

            (iii) Highland will contribute back to the treasury of OTMI, an aggregate of 2,324,680 of the 7,905,850 Subject Shares purchased under this Agreement, thereby reducing the ownership of Highland and its affiliates and associates in the outstanding shares of OTMI Common Stock to an aggregate of 5,581,170 shares of OTMI Common Stock.

      (d) PRO-FORMA OTMI CAPITALIZATION. As a result of the consummation of the sale and purchase of the Subject Shares contemplated by this Agreement and the consummation of the transactions contemplated by the Exchange Agreement, immediately following the Diamond Exchange Closing, it is anticipated that the approximate maximum aggregate number of shares of issued and outstanding OTMI Common Stock on a fully-diluted basis, after giving effect to the conversion of all of the maximum principal


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amount of OTMI Convertible  Notes, the exercise of all outstanding OTMI warrants and options (the "OTMI FULLY-DILUTED STOCK") shall be owned or held by the following stockholder groups:

STOCKHOLDER GROUP                              PERCENTAGE   NO. OF FULLY-DILUTED
                                                              OTMI COMMON SHARES

Highland                                         10.35%         5,581,170 shares
Other OTMI stockholders, including the public     2.59%         1,395,150 shares
Diamond Principal Shareholders                   51.56%        27,810,000 shares
Holders of $5,816,667 of OTMI Convertible Notes  32.35%        17,450,000 shares
Warrants held by placement agent                  3.15%         1,700,000 shares
                                                               -----------------
Total:                                                         53,936,320 shares

      (e) ANTI-DILUTION PROTECTION. In the event and to the extent that OTMI shall, at any time within twelve (12) months following the Closing Date, consummate any one or more reverse stock split, the Principal Stockholders shall be entitled to receive, either from OTMI or the Purchasers, such number of additional shares of OTMI Common Stock so that such Principal Stockholders shall own in the aggregate not less than 204,150 shares of OTMI Common Stock, after giving effect to such reverse stock split. Notwithstanding the foregoing, in the event that the Diamond Exchange Closing does not occur, the above twelve (12) month period shall start from such date as OTMI shall enter into a reverse merger transaction or similar transaction.

7.    CONDITIONS PRECEDENT

7.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HIGHLAND. All obligations of Highland under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one or more of which may be waived at Closing by Highland:

      (a) The representations and warranties by or on behalf of OTMI and the Principal Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

      (b) OTMI and the Principal Stockholders shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

      (c) On the Closing Date, an executive officer of OTMI shall have delivered to Highland a certificate, duly executed by such Person and certifying, that to the best of such Person's knowledge and belief, the representations and warranties of OTMI set forth in this Agreement are true and correct in all material respects.

      (d) The Charter Amendment shall have been duly authorized by the OTMI board of directors and the Principal Stockholders and shall have been filed with the Secretary of State of the State of Delaware.

      (e) The Exchange Agreement shall have been executed and delivered by OTMI in escrow as contemplated hereby.

      (f) On the Closing Date, Highland shall have received the written resignations of all of the officers and directors of OTMI and the three (3) members of Highland shall become the entire board of directors of OTMI, pending consummation of the transactions contemplated by the Share Exchange Agreement.

7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF OTMI AND THE PRINCIPAL STOCKHOLDERS. All obligations of OTMI and the Principal Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one or more of which may be waived at Closing by OTMI or the Principal Stockholders:

      (a) The representations and warranties by or on behalf of Highland contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

      (b) Highland shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation the payment in full of the Purchase Price to OTMI.


8.    MISCELLANEOUS

      (a) WAIVERS. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

      (b) AMENDMENT. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective Parties.

      (c) ASSIGNMENT. This Agreement is not assignable except by operation of law.

      (d) NOTICE. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

            To: OTMI AND THE PRINCIPAL STOCKHOLDERS:

                  Optimum Interactive (USA) Ltd.
                  30 West 61st Street, Suite 25E
                  New York, New York 10023
                  Attn: Moshin Mordechai, President

      cc:         Abraham Bennun, Esq.
                  Thor Capital Group
                  551 Fifth Avenue
                  20th floor
                  New York, New York 10017
                  email:  abennun@growth.com

            To: HIGHLAND:

                  Highland Partners LLP
                  445 Central Avenue
                  Suite 108
                  Cedarhurst, NY 11516
                  Attn: Robert M. Rubin, Member
      cc:         Stephen A. Weiss, Esq.
                  Hodgson Russ, LLC
                  60 East 42nd Street
                  37th Floor
                  New York, NY 10165
                  (212) 661-3535
                  email:  sweiss@hodgsonruss.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

      (e) GOVERNING LAW. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

      (f) PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

      (g) ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

      (h) HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (i) SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

      (k) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

      (l) PRESS RELEASES. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


ATTEST:                               OPTIMUM INTERACTIVE (USA) LTD.
                                      (a Delaware corporation)


_______________________               By:   /s/ Mordechai Moshin
                                            --------------------
___________, Secretary                      Mordechai Moshin, President

ATTEST:                               HIGHLAND PARTNERS LLC
                                      (a New York limited liability company)


______________________                By:   /s/ Robert M. Rubin
                                            -------------------
Secretary                                   Robert M. Rubin,
                                            Member

                                        PRINCIPAL STOCKHOLDERS:

                                        AURORA CAPITAL GROUP, LTD.


                                        By: /s/ Mordechai Moshin
                                            --------------------
                                            Mordechai Moshin, President and sole
                                                  shareholder

                                        BERLIN CAPITAL INVESTMENTS, INC.


                                        By: /s/ Thomas Braun
                                            ----------------
                                            Thomas Braun, President